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                                                                      EXHIBIT 99


CONTACT:         Daniel R. Feehan
                 Thomas A. Bessant, Jr.                    FOR IMMEDIATE RELEASE
                 (817) 335-1100

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                CASH AMERICA ANNOUNCES ITS BOARD'S ADOPTION OF A
                            SHAREHOLDER RIGHTS PLAN
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(Fort Worth, Texas - August 5, 1997) Cash America International, Inc. (NYSE:
PWN) announced that, at a special meeting held today, its Board of Directors adopted a Shareholder Rights Plan in which common stock purchase rights will be distributed as a dividend at the rate of one Right for each share of common stock, par value $0.10 per share, of the Company, held by shareholders of record as of the close of business on August 19, 1997.

The Rights are designed to provide additional protection against abusive takeover tactics such as partial tender offers and offers for all of the shares of the Company at less than full value or at an inappropriate time. The Rights are intended to assure that the Board of Directors has the ability to protect shareholders and the Company if efforts are made to gain control of the Company in a manner that is not in the best interests of the Company and all of its shareholders,

The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% of the common stock. If any person becomes a 15% or more shareholder of the Company, each Right (subject to certain limits) will entitle its holder (if not the acquiring party) to purchase for $37.00 shares of the Company's common stock having a market value equal to twice that amount. The Rights will expire on August 5, 2007. Distribution of the Rights is not taxable to shareholders. Details of the Rights distribution are contained in a letter that will be mailed to all Company shareholders.

Jack Daugherty, Chairman and Chief Executive Officer, said, "The Rights are designed to permit shareholders to benefit from the long-term value of the Company and to aid in assuring that all shareholders receive fair and equal treatment in the event of a proposed takeover of the Company."

The Shareholder Rights Plan is not being adopted at this time in response to any specific effort to acquire control of Company, and the Board of Directors is not aware of any such effort. The issuance of the Rights does not in any way diminish the financial strength of the Company or affect its business plans. Also, the issuance of the Rights has no dilutive effect, will not impact reported earnings per share, and will not change tile way the Company's common stock is traded.

Cash America International, Inc, is a diversified provider of specialty financial services to individuals in the United States, Great Britain and Sweden. As of June 30, 1997, Cash America operates 395 locations offering secured non-recourse loans to individuals, commonly referred to as pawn loans. In addition, the Company provides check cashing services through its wholly-owned subsidiary, Mr. Payroll Corporation and rental purchase services through its ownership interest in Express Rent A Tire, Ltd.

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